CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Immucor, Inc. for the registration of 628,417 shares of its common stock and to the incorporation by reference therein of our report dated July 13, 1998, except for the last two sentences of the fourth paragraph of Note 5 as to which the date is July 31, 1998, with respect to the consolidated financial statements and schedule of Immucor, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Ernst & Young LLP

Atlanta, GA
May 18, 1999